Exhibit 99.1

PRESS RELEASE

Investor Contact:

Tina Jacobsen, CFA

NuVasive, Inc.

858-320-5215

investorrelations@nuvasive.com

Media Contact:

Nicole Collins

NuVasive, Inc.

858-909-1907

media@nuvasive.com

NUVASIVE ANNOUNCES COURT RULING REGARDING ONGOING ROYALTIES

SAN DIEGO, June 11, 2013 - NuVasive, Inc. (Nasdaq: NUVA) a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today that it received a ruling from the U.S. District Court in regards to ongoing royalty rates for Phase I of its patent litigation with Medtronic. As previously announced, Phase 2 surrounding the cervical plates involved in the dispute was settled.

As part of the verdict in Phase I of the litigation, royalty rates were determined by the jury as follows: 10% on certain of NuVasive’s CoRoent XL implants and 3% on certain MaXcess retractors and related products. Before the appeal in Phase I could move forward, the District Court was required to determine the ongoing royalty rates applicable to these products during the period of time following the verdict.

Medtronic requested ongoing royalty rates of 36% on the applicable NuVasive CoRoent XL implants and 11% on the applicable MaXcess retractors and related products. However, in the ruling received today, the District Court ordered royalty rates of 13.75% on the applicable CoRoent XL implants and 8.25% on the applicable MaXcess retractors.

Since September 2011, NuVasive has been accruing an estimated litigation royalty expense based on the royalty rates used in the jury’s original calculation of lost profits and monetary damages. Prior to the post-verdict rates issued by the Court today, the Company had expected litigation royalty expense of approximately $11 million for the full year 2013. The new royalty rates determined today will increase that expected litigation royalty expense for 2013 by approximately $5 million. In addition, in the current quarter, the Company will record an approximate $6.5 million charge to account for the historical difference between the post-verdict royalty rates determined today and the rates that were being used to calculate the litigation royalty expense accruals since September 2011. The vast majority of the litigation royalty expense accruals will end in February 2015 as certain Medtronic patents expire. As the verdict is being appealed, the Company will accrue to the higher rates determined today and will begin to escrow funds on a go-forward basis.

Alex Lukianov, Chairman and Chief Executive Officer, said, “We are pleased to have an outcome regarding the ongoing royalty issue in our dispute with Medtronic so we can finally begin the appellate process. While we disagree with the Court-ordered royalty rates, they are significantly lower than those sought by Medtronic after its motion for an injunction following the verdict was denied. Today’s ruling will have an immaterial impact on our liquidity and our ability to fund strategic initiatives. With this issue resolved, we will promptly and aggressively appeal the verdict and damage award to the Court of Appeals for the Federal Circuit. We intend to vigorously defend the investments we have made to pioneer the lateral approach to spine fusion surgery and to become the most innovative spine technology company in the world.”

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 4th largest player in the $8.2 billion global spine market.

NuVasive offers a comprehensive spine portfolio of over 80 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS® platform for lateral spine fusion. MAS provides safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

Having pioneered the lateral approach to spine fusion, NuVasive continues to be at the forefront of the spine industry’s shift toward less invasive solutions. The Company places a large focus on clinical research and support of the Society of Lateral Access Surgery, or SOLAS®, to expand the body of clinical evidence in support of NuVasive’s minimally disruptive solutions and to drive adoption of its techniques. The Company’s dedication to innovation continues to spawn game changing technology such as the PCM® motion preserving disc for the cervical spine, XLIF® Corpectomy for tumor and trauma, and Armada®, which treats adult degenerative scoliosis in a less invasive fashion. The Company has also developed procedural solutions that completely redefine and improve upon traditional procedures like TLIF, PLIF, Posterior Fixation, and ALIF. NuVasive’s solutions are increasingly being adopted internationally, as the Company lays the groundwork to continue growing as a global business and to offer industry-leading, Absolutely Responsive customer service to surgeons world-wide. NuVasive is focused on becoming a $1 Billion Start-UpTM; taking market share by maintaining a commitment to Superior Clinical Outcomes, Speed of Innovation®, and Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s revenue or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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